UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 1, 2014

TWO RIVERS WATER & FARMING COMPANY
(Exact Name of Registrant as Specified in Charter)

Colorado	000-51139	13-4228144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 South Colorado Boulevard Tower 1, Suite 3100 Denver, Colorado	80222
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 222-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Our subsidiary TR Capital Partners, LLC, or TR Capital, entered into a Membership Interest Purchase Agreement dated as of January 31, 2014, or the Purchase Agreement, in connection with a private placement of up to 30,974,296 of TR Capital’s Preferred Units.  We formed TR Capital as a Colorado limited liability company in December 2013 and contributed $1,000 in cash for exchange for all of TR Capital’s Common Units.

From February 1, 2014 through February 6, 2014, certain investors, whom we refer to as the initial investors, subscribed to purchase a total of 17,973,536 of TR Capital’s Preferred Units at a purchase price of $0.70 per Preferred Unit for a total purchase price of $12.6 million, of which $6.0 million is payable in cash and the balance is payable by delivery of Qualified Assets, which consist of outstanding securities previously issued by us or one of our subsidiaries (other than HCIC Holdings, LLC and Huerfano-Cucharas Irrigation Company).

One-half (8,986,768) of those Preferred Units were issued upon the initial investors’ execution of the Purchase Agreement, for consideration consisting of 3.0 million in cash (including $1.3 million of cash received by TR Capital from bridge promissory notes that were issued to certain of the initial investors on December 31, 2013 and that converted into Preferred Units upon execution of the Purchase Agreement) and $3.3 million in Qualified Assets.

The intital investors are obligated to purchase an additional 8,986,768 Preferred Units on June 30, 2014, for consideration consisting of $3.0 million in cash and $3.3 million in Qualified Assets.

Net cash proceeds from the sale of Preferred Notes under the Purchase Agreement will be applied for TR Capital’s general corporate purposes, including the purchase, construction and operation of irrigated farmland and water assets.  Under the Purchase Agreement, TR Capital may issue and sell up to an additional 14,526,464 Preferred Units on or before September 1, 2014 in exchange for Qualified Assets, but not for cash.

TR Capital’s Limited Liability Company Agreement dated as of January 31, 2014 provides that holders of Preferred Units generally will be entitled to receive distributions each fiscal year in an amount equal to the lesser of (a) 12% of the Preferred Unit holders’ aggregate capital contributions and (b) TR Capital’s Adjusted Gross Margin (as defined) for such fiscal year, provided that, regardless of TR Capital’s operating results, Preferred Unit holders will be entitled to a minimum distribution for each full fiscal year equal to 8% of their aggregate capital contributions, payable in equal quarterly installments.  If TR Capital’s Adjusted Gross Margin for a fiscal year is less than 12% of the Preferred Unit holders’ aggregate capital contributions, the shortfall will not be payable in any subsequent fiscal year.  Distributions for the Preferred Units issued or issuable to the initial investors will total between $1.0 million (8% of $12.6 million) and $1.5 million (12% of $12.6 million) for a full fiscal year, depending upon TR Capital’s operating results for that fiscal year.  Distributions for fiscal year 2014 will be pro rated for the portion of the year for which Preferred Units are outstanding.

Pursuant to an Exchange Agreement we entered into with TR Capital and Preferred Unit holders on January 31, 2014, or the Exchange Agreement, a holder may exchange a Preferred Unit at any time for consideration consisting of (a) accrued but unpaid preferred distributions on such Preferred Unit through the exchange date (calculated as described above), (b) one share of our common stock and (c) a warrant to purchase one-half share of our common stock at a price of $2.10 per share.  In addition, TR Capital may require (with limited exceptions) each of the outstanding Preferred Units to be exchanged for such consideration at any time after January 31, 2017 at which (a) for a period of 20 trading days, at least 250,000 shares of our common stock have been traded on a national securities exchange for a closing price of at least $3.00 and (b) a registration statement filed by us with the SEC is effective with respect to the shares of our common stock, including shares purchasable pursuant to warrants, issuable in connection with such exchanges.  Each warrant generally will be exercisable at any time on or before January 31, 2019 (regardless of the warrant’s issue date), subject to our right to redeem the warrant at any time after January 31, 2017 subject to the conditions described in the preceding clause (a) and to a registration statement having been filed and being effective with respect to the shares issuable pursuant to such warrant.  Under the Exchange Agreement, we also granted holders of Preferred Units one-time demand registration rights, under which we may be required to file a registration statement covering shares of our common stock (including shares subject to warrants) issued or issuable upon exchanges of Preferred Units.  As the result of the issuance of Preferred Units to the initial investors, we are obligated to issue and deliver to those investors, upon exchange of those Preferred Units, up to 17,973,536 shares of common stock together with warrants to purchase an additional 8,986,768 shares of common stock.  We currently expect to hold for investment any and all Preferred Units of TR Capital we receive in exchange for our common stock and warrants, and we would be entitled to receive distributions on those Preferred Units pro rata with other holders of Preferred Units.

Qualified Assets received by TR Capital in exchange for Preferred Units may be held for investment or may be surrendered to the issuer of the Qualified Assets in exchange for consideration determined by TR Capital’s managers to be of equal value to the Qualified Assets.  We expect that TR Capital and our other direct and indirect subsidiaries (excluding HCIC Holdings, LLC and Huerfano-Cucharas Irrigation Company) will enter into a series of related transactions as the result of which assets and operations of such other subsidiaries will be transferred to TR Capital.  As a result of those transactions, TR Capital would operate all of the operations formerly conducted by those subsidiaries and the results of those operations would be available to support and fund required distributions on Preferred Units.  We will disclose in future SEC filings the terms and status of the recapitalization of our subsidiaries.

Item 3.02.	Unregistered Sales of Equity Securities.

Under the Exchange Agreement, we are obligated to issue and deliver, in exchange for the Preferred Units issued or issuable to the initial investors, up to 17,973,536 shares of common stock together with warrants to purchase up to an additional 8,986,768 shares of common stock at a price of $2.10 per share.  If TR Capital issues the maximum number of Preferred Units permitted under the Purchase Agreement, we would be obligated to issue and deliver up to 32,500,000 shares of common stock together with warrants to purchase up to 16,250,000 shares of common stock.

Under the Exchange Agreement, we will receive one Preferred Unit in exchange for one share of our common stock and a warrant to purchase an additional one-half share of common stock.  Each of those warrants will be exercisable at any time on or before January 31, 2019 (regardless of the warrant’s issue date), subject to our right to redeem all of the warrants at any time after January 31, 2017 at which (a) for a period of 20 trading days, at least 250,000 shares of our common stock have been traded on a national securities exchange for a closing price of at least $3.00 and (b)  a registration statement filed by us with the SEC is effective with respect to the shares of common stock purchasable pursuant to such warrants.

The initial investors are accredited investors (as defined in Rule 501 under the Securities Act of 1933), and the Preferred Units issued or issuable to the initial investors were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) under the Securities Act of 1933.  Our common stock and warrants issuable upon exchange for Preferred Units also will be offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2).

For further information, please see the description set forth in Item 1.01 above, which is incorporated by reference in this Item 3.02 as if set forth herein.

Item 8.01.	Other Events.

On February 6, 2014, we issued a press release in which we announced our intention to:

in response to increased demand for our fruit and vegetable produce, expand our farm operations from 820 acres in 2013 to 1,240 acres in 2014;
expand our warehouse and shipping facilities during the winter of 2014;
open, on recently purchased land, a new cabbage processing plant for the 2015 growing season; and
develop a comprehensive water augmentation program to supplement our surface water rights and to provide water to a growing network of farmers who grow for our company and other well water users on the Arkansas River in Colorado, in order to support our growing agricultural business by providing needed redundancy and reliability in our Colorado water supply.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf as of February 7, 2014 by the undersigned hereunto duly authorized.

TWO RIVERS WATER & FARMING COMPANY

By:   /s/ Wayne Harding
Wayne Harding
Chief Financial Officer